UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 10/A

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

GROTE MOLEN, INC.

(Exact name of registrant as specified in charter)

NEVADA	20-1282850
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

322 West Griffith Road, Pocatello, Idaho	83201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (208) 234-9352

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, Par Value $0.001

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer .		Accelerated filer .
Non-accelerated filer .	(Do not check if a smaller	Smaller reporting company X .
reporting company)

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements which reflect the Company’s views with respect to future events based upon information available to it at this time. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from these statements. These uncertainties and other factors include, but are not limited to the risk factors described herein under the caption “Risk Factors.” The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Item 1. Business.

General

Grote Molen, Inc. was incorporated under the laws of Nevada in March 2004. We also operate a wholly-owned subsidiary by the name of BrownWick, LLC, which was organized as an Idaho limited liability company in June 2005. Unless otherwise indicated, Grote Molen, Inc. and BrownWick, LLC are referred to collectively herein as “we,” “us,” or the “Company.”

We are engaged in the business of distributing our proprietary line of grain mills, known as the “WonderMill,” for home use. Our WonderMills are available in electric and manual models and are used to grind wheat, rice and other small grains, but will also grind legumes and beans as large as garbanzos. Our electric WonderMill can mill about 12 cups of flour in 3 minutes and is adjustable to provide a texture ranging from a fine pastry flour to a coarse flour. We sell our grain mills on a wholesale basis to retail dealers in all fifty states. Our mills are manufactured to our specifications under contract with manufacturers in India and Korea and we are dependent on such suppliers to provide us with our inventory of products. There can be no assurance that we will be successful in continuing to expand our business or that our sales will not decline in the future. We believe we will require substantial additional capital in order to expand our business and no assurance can be given that we will be successful in raising such additional capital.

We currently have only two employees consisting of John B. Hofman and Bruce P. Crane, our officers, directors and principal stockholders. We are dependent on Messrs. Hofman and Crane for the execution of our business plan.

Voluntary Filing

We are voluntarily filing this registration statement on Form 10 in order to become a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is required in order for our common stock to be included for quotation on the OTC Bulletin Board. Our management also believes that the preparation and filing with the Securities and Exchange Commission (the “Commission”) of periodic reports under the Exchange Act may benefit us and our stockholders by making information about our business and financial condition readily available to the public. Following the filing of this registration statement, we will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. We will also be required to develop disclosure controls and procedures and internal controls over financial reporting. We anticipate that the costs associated with being a public reporting company will be significant and there can be no assurance that we will be able to absorb the costs of being a public reporting company. Although we may be entitled to deregister our securities under the Exchange Act until such time as the size of our assets and number of our shareholders requires mandatory registration, we have no plans to deregister our securities and intend to remain a reporting company for the foreseeable future.

Corporate History

We were organized under the laws of Nevada on March 15, 2004. Our wholly-owned subsidiary, Brownwick, LLC, was organized under the laws of Idaho on June 5, 2005 and was acquired by us in August 2005 in exchange for shares of our common stock.

Since our organization in 2004 we: (i) issued 5,000,000 shares of our common stock in July 2004 to John Hofman for $4,000 in cash and $1,000 in services; (ii) issued 10,000,000 shares of our common stock in August 2005 to John Hofman and Bruce Crane to acquire BrownWick, LLC; (iii) issued an additional 5,000,000 shares of our common stock in August 2005 to Bruce Crane for $5,000 in cash; and (iv) issued 1,000,000 shares of our common stock during the first quarter of 2009 to 31 accredited investors for aggregate proceeds of $100,000. As a result, as of June 30, 2010, we had a total of 21,000,000 shares of our common stock outstanding, which were held by 33 stockholders of record.

Our WonderMill Grinders

We are engaged in the business of manufacturing and distributing our proprietary line of electric and manual grain mills, known respectively as the “WonderMill” and the “Wonder Junior Hand Grain Mill.” The market for our WonderMill grinders consists primarily of home users and small natural foods restaurants desiring to grind their own grains due to the increased nutrients found in freshly ground whole wheat flour as compared to bleached white flour in which the bran and germ are removed prior to grinding. Our Wonder Junior Hand Grain Mill is also purchased by persons for use as an emergency preparedness device because it can be operated without electricity to grind the whole wheat which is often stored in bulk for emergency situations. Our WonderMill and Wonder Junior Hand Grain Mill both contain stainless steel blades and self cleaning milling chambers. Our WonderMills and Wonder Junior Hand Grain Mills are sold with limited lifetime warranties and warranty work is performed at our service center in Pocatello, Idaho or at our authorized service locations in Australia, Canada and the United Kingdom.

We believe our electric WonderMill is one of the quietest and fastest electric flour mills available. It may be used to grind wheat, rice and other small grains at temperatures that preserve nutrients, but will also grind legumes and beans as large as garbanzos. The WonderMill is adjustable to provide a texture ranging from fine pastry flour to coarse flour. Our electric WonderMill has a relatively large capacity and a 1250 watt motor that enables it to grind approximately 100 pounds of flour in one hour. The electric WonderMill has also been designed to be easy to use. The user simply fills the hopper, selects the grinding setting, turns it on and it begins to grind the grain. There are no small parts or gaskets to misplace, and cleaning the WonderMill is quick, easy and almost dust free. The list price for our electric WonderMill is $279.95.

We believe our Wonder Junior Hand Grain Mill is a high quality and versatile hand mill. The Wonder Junior will grind wheat, rice and other small grains and will also grind legumes and beans as large as garbanzos. It can be adjusted to create very fine flour or coarse cracked grains for cereals. By swapping the stone heads for the stainless steel burr heads a user can also make peanut butter or other nut butters, can grind flax or any other oily or wet grain, and can grind herbs and spices, soy beans, and legumes. The whole Wonder Junior mill is powder-coated making it safe to wash for easy clean up. The hopper is large and holds over one quart. The octagon shape of the hopper makes it easy to fill. And because the Wonder Junior is one-piece construction the user does not need to worry about the hopper coming off during milling like some other hand grain mill models. The Wonder Junior also contains a heavy-duty patented double clamp which attaches to tables or counters up to two inches thick. The Wonder Junior Hand Grain Mill uses large lifetime lubricated bearings and has a heavy base that can be bolted to any table or counter if desired. We believe the stone heads on the Wonder Junior are approximately one-third thicker than most of the competing manual grain mills which are designed to result in a smoother operation. In seconds, the high-quality stainless steel burr heads can be put on the Wonder Junior for milling wet or oily grains. The Wonder Junior is also easy to use. The user simply loads the easy-fill hopper, turns the handle, and it begins to grind flour or other grains. The list price for the Wonder Junior Hand Grain Mill is $219.95.

Manufacturing

Our mills are manufactured to our specifications under contract with a manufacturer in India for our Wonder Junior Hand Grain Mill and in Korea for our electric WonderMill and we are dependent on such suppliers to provide us with our inventory of products. Such manufacturers manufacture our products pursuant to purchase orders provided by us from time to time and then drop ship the products to our warehouse in Pocatello, Idaho and to our authorized resellers in Australia and the United Kingdom. We typically order a minimum of 500 products in each purchase order and we attempt to maintain an inventory of 1,000 products in our warehouse. We submit payment with our purchase orders and we submit our purchase orders based on sales projections that take into account the prior year’s sales, sales in the current year, general economic conditions and other factors. The lead time between submission of a purchase order and delivery of finished products is approximately 60 days for our electric WonderMill and approximately 90 days for our Wonder Junior Hand Grain Mill. If we should underestimate sales and fail to timely submit purchase orders for new products, we could face delays in providing our products to dealers and their customers which could have a negative effect on our reputation and result in a decline in our product sales. If we should overestimate sales, we will have invested our capital in products that remain in our warehouse or in the facilities of our authorized resellers, which will have a negative effect on our financial condition and results of operations. No assurances can be given that we will be able to accurately predict sales so as to maintain an optimal level of inventory in our system.

Our products are assembled using parts that we believe to be readily available from several sources and we believe the assembly process could be performed by a number of different manufacturers in India and Asia. However, we are dependent on our current manufacturers to provide timely deliveries of quality parts and products in order to meet customer demand for the timely delivery of our products. Furthermore, the ability of our manufacturers and their suppliers to timely deliver raw materials, parts and finished goods may be affected by events beyond their control, such as the inability of shippers to timely deliver merchandise due to work stoppages or slowdowns, or significant weather and health conditions (such as SARS) affecting manufacturers and/or shippers. Any adverse change in such things as our relationship with our third party manufacturers, the financial condition of such manufacturers, our ability to import our products from such manufacturers and their ability to manufacture and deliver our products on a timely basis could have a material adverse effect on our business, results of operations and financial condition. No assurance can be given that we could quickly or effectively replace any of our manufacturers if the need arose, and we cannot assure you that we could retrieve tooling and molds possessed by either of our manufacturers. Our dependence on these two manufacturers could also adversely affect our ability to react quickly and effectively to changes in the market for our products. The use of international manufacturers also subjects us to several significant risks that are beyond our control and the control of our manufacturers including, among other things, labor unrest, social, political and economic instability, restrictions on transfers of funds, domestic and international customs and tariffs, unexpected changes in regulatory environments and potentially adverse tax consequences.

Labor in India and Korea has historically been readily available at relatively low cost as compared to labor costs in North America. However, both countries have experienced rapid social, political and economic changes in recent years. We cannot assure you that labor will continue to be available to us in India or Korea at costs consistent with historical levels or that changes in labor or other laws will not be enacted which would have a material adverse effect on our operations in such countries. A substantial increase in labor costs in India or Korea could have a material adverse effect on our business, results of operations and financial condition.

Marketing and Sales

We sell our grain mills on a wholesale basis to retail dealers in all fifty states, in Australia, Canada, the United Kingdom and other foreign countries and to several online retailers. We maintain a website at www.thewondermill.com that includes information about our products, video demonstrations, dealer locator information, customer reviews, recipes for use with WonderMill products, information with regard to grain varieties and where to purchase them, customer support and repair forms and information on how to become a dealer. John Hofman and Bruce Crane, our officers, directors and principal stockholders, each own retail stores that purchase our WonderMill grain mills from us on the same terms as other retailers. Sales to these related parties for our 2009 and 2008 fiscal years were $165,314 and $264,867, respectively, which amounted to 14% and 23%, respectively, of our total sales. Sales to these related parties totaled $46,240 and $45,796 for the three months ended March 31, 2010 and 2009, respectively, or approximately 16% and 16%, respectively, of our total sales. In addition, we have one other customer that accounted for 12% and 10%, respectively, of our total sales during our 2009 and 2008 fiscal years and 10% and 14% of our total sales for the three months ended March 31, 2010 and 2009, respectively. The loss of any of these major customers would be expected to have a material adverse affect on our results of operations.

We incur advertising costs of a non-direct nature due in connection with advertising on our website and to our authorized dealers. During our fiscal years ended December 31, 2009 and 2008 our advertising costs were $899 and $1,200, respectively, and $0 and $400 for the three months ended March 31, 2010 and 2009, respectively.

Intellectual Property

We hold a patent on our Wonder Junior Hand Grain Mill and we hold trademarks on the design of the electric WonderMill and the name “WonderMill.” We also hold a copyright on the Wonder Junior Hand Grain Mill. However, no assurance can be given that this patent and these trademarks will provide sufficient protection against potential competitors and we may be unable to successfully assert our intellectual property rights or these rights may be invalidated, circumvented or challenged. Any such inability, particularly with respect to our product names, or a successful intellectual property challenge or infringement proceeding against us, could have a material adverse effect on our business.

Facilities

Our offices are located at 322 West Griffith Road, Pocatello, Idaho 83201, where our telephone number is (208) 234-9352. Our facilities consist of approximately 3,000 square feet of warehouse and office space located in a building owned by Big John’s LLC, a company owned by John Hofman, our president, director and principal stockholder. Such space is shared with Big John’s, a retail store owned by Mr. Hofman. Such space is provided to us under an Idaho Management Agreement with Big John’s LLC pursuant to which we pay a flat monthly rate for management services and the use of such space. Such agreement is on a month-to-month basis.

Competition

The home grain grinding industry is intensely competitive with respect to price, quality, features and durability and it is often difficult to entice customers to try a new product. There are also many well-established competitors with substantially greater financial and other resources than the Company. Such competitors include a large number of national and regional companies and most of our competitors have been in existence for a substantially longer period than have we and are better established. We believe our primary competitors are Blendtec which produces the Blendtec Grain Mill, Nutrimill, which produces the Nutrimill Wheat Grinder, Country Living, which produces the Country Living Grain Mill, and Chris Enterprises, which produces the Family Grain Mill. Almost all of such competitors are more established and have more experience and financial and human resources than do we. As such, there can be no assurance that we will be able to compete effectively in our chosen market. In addition, a change in the pricing, marketing or promotional strategies or product mix of one or more of these competitors could have a material adverse impact on our sales and earnings.

Government Regulation

Our operations are subject to numerous Federal, state and local government regulations, including those relating to the manufacture and distribution of electric and food preparation equipment and the importation of manufactured products from foreign countries. Our electric WonderMills meet the applicable requirements of Underwriters Laboratories (UL), Canadian Standards Association (CSA), and have received CE mark approval in Europe. The failure to comply with such requirements or increase in the cost of compliance could adversely affect our operations. Our company is subject to licensing and regulation by a number of governmental authorities, which include health, safety, sanitation, building and fire agencies in Idaho. We are also subject to Federal and state environmental regulations, but these have not had a material effect on our operations to date. Our operations are also subject to Federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime.

Employees and Consultants

We currently have two employees, both of whom are officers and directors of the Company. None of our employees is represented by a labor union and we believe our relationship with our employees to be good. The loss of our officers, particularly our president, would have a material adverse impact on our business and there is no assurance that we could locate qualified replacements. We have not entered into employment agreements with our officers and we do not carry “key man” life insurance on their lives.

Item 1A. Risk Factors

Risk Factors

Our business involves significant risks. Prospective investors are cautioned not to make an investment in our stock unless they can afford to lose their entire investment. Prospective investors should carefully consider the following risk factors and the other information included in this registration statement before deciding to buy our stock.

We only manufacture and distribute one product line and this lack of diversification subjects us to additional risks in the event sales of such product line should decline

We manufacture and distribute only the WonderMill and Wonder Junior Hand Grain Mill and we are dependent on sales of such products in order to conduct profitable operations. If sales of such WonderMill products should decline for any reason including, changes in consumer taste, the introduction of new competing products, damage to our reputation in connection with product liability or customer complaints, or any number of other reasons, such decrease in sales may be anticipated to have a material adverse effect on our results of operations.

Our reliance on manufacturing facilities and suppliers in India and Korea could make us vulnerable to supply interruptions related to the political, legal and cultural environments in India and Korea

Our products are manufactured by third-party manufacturers in India and Korea. Our ability to continue to select reliable vendors who provide timely deliveries of quality parts and products will impact our success in meeting customer demand for timely delivery of quality products. Furthermore, the ability of third-party manufacturers to timely deliver finished goods and/or raw materials, may be affected by events beyond their control, such as inability of shippers to timely deliver merchandise due to work stoppages or slowdowns, or significant weather and health conditions (such as SARS) affecting manufacturers and/or shippers. Any adverse change in, among other things, any of the following could have a material adverse effect on our business, results of operations and financial condition:

•	our relationship with third-party manufacturers;

•	the financial condition of our third-party manufacturers or their suppliers;

•	our ability to import products from these third-party manufacturers; or

•	our third-party manufacturers’ ability to manufacture and deliver outsourced products on a timely basis.

We cannot assure you that we could quickly or effectively replace any of our manufacturers if the need arose, and we cannot assure you that we could retrieve tooling and molds possessed by any of our third-party manufacturers. Our dependence on these two suppliers could also adversely affect our ability to react quickly and effectively to changes in the market for our products. In addition, international manufacturing is subject to significant risks, including, among other things:

•	labor unrest;

•	social, political and economic instability;

•	restrictions on transfer of funds;

•	domestic and international customs and tariffs;

•	unexpected changes in regulatory environments; and

•	potentially adverse tax consequences.

Labor in India and Korea has historically been readily available at relatively low cost as compared to labor costs in North America. However, both countries have experienced rapid social, political and economic changes in recent years. We cannot assure you that labor will continue to be available to us in India or Korea at costs consistent with historical levels or that changes in labor or other laws will not be enacted which would have a material adverse effect on our operations in such countries. A substantial increase in labor costs in India or Korea could have a material adverse effect on our business, results of operations and financial condition. No assurances can be given that our business will not be affected by the aforementioned risks, each of which could have a material adverse effect on our business, results of operations and financial condition. The foregoing factors may have a material adverse effect on our ability to increase or maintain our supply of products, our financial condition or the results of our operations.

Three customers account for a significant percent of our total sales and the loss of any of such customers could adversely affect our results of operations and financial condition

During our 2009 and 2008 fiscal years, purchases of our WonderMill products by two retail stores owned by John Hofman and Bruce Crane, our officers, directors and principal stockholders, accounted for 14% and 23%, respectively, of our total sales. Sales to these related parties totaled $46,240 and $45,796 for the three months ended March 31, 2010 and 2009, respectively, or approximately 16% and 16%, respectively, of our total sales. In addition, purchases by one other customer accounted for 12% and 10%, respectively, of our total sales during our 2009 and 2008 fiscal years and 10% and 14% of our total sales for the three months ended March 31, 2010 and 2009, respectively. The loss of any of these major customers would be expected to have a material adverse affect on our results of operations and financial condition.

Changes in the retail industry and markets for consumer products affecting our customers or retailing practices could negatively impact existing customer relationships and our results of operations

We sell our WonderMill grain mills to retail dealers, including natural foods stores, emergency preparedness stores, and mass merchant retailers. A significant deterioration in the financial condition of our major customers or a significant number of our smaller customers could have a material adverse effect on our sales and profitability. A bankruptcy filing by a key customer or customers could also have a material adverse effect on our business, results of operations and financial condition. In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires us to shorten our lead time for production in certain cases and more closely anticipate demand, which could in the future require us to carry additional inventories.

Our business involves the potential for product recalls, product liability and other claims against us, which could affect our earnings and financial condition

As a manufacturer and distributor of consumer products, we are subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission could require us to repurchase or recall one or more of our products. Additionally, laws regulating certain consumer products exist in some cities and states and more restrictive laws and regulations may be adopted in the future. Any repurchase or recall of our products could be costly to us and could damage our reputation. If we were required to remove, or we voluntarily removed, our products from the market, our reputation could be tarnished and we might have large quantities of finished products that we could not sell.

We also face exposure to product liability claims in the event that one of our products is alleged to have resulted in property damage, bodily injury or other adverse effects. Although we maintain product liability insurance in amounts that we believe are reasonable, we cannot assure you that we will be able to maintain such insurance on acceptable terms, if at all, in the future or that product liability claims will not exceed the amount of insurance coverage. Additionally, we do not maintain product recall insurance. As a result, product recalls or product liability claims could have a material adverse effect on our business, results of operations and financial condition. In addition, we face potential exposure to unusual or significant litigation arising out of alleged defects in our products or otherwise. We spend time and resources to comply with governmental and other applicable standards. However, compliance with these standards does not necessarily prevent individual or class action lawsuits, which can entail significant cost and risk. We do not maintain insurance against many types of claims involving alleged defects in our products that do not involve personal injury or property damage. As a result, these types of claims could have a material adverse effect on our business, results of operations and financial condition.

The infringement or loss of our proprietary rights could have an adverse effect on our business

We believe that our rights in owned and licensed names are a significant part of our business and that our ability to create demand for our products is dependent to a large extent on our ability to exploit these trademarks. The breadth or degree of protection that these trademarks afford us may be insufficient, or we may be unable to successfully leverage our trademarks in the future. The costs associated with protecting our intellectual property rights, including litigation costs, may be material. We may be unable to successfully assert our intellectual property rights or these rights may be invalidated, circumvented or challenged. Any such inability, particularly with respect to the names of our products, or a successful intellectual property challenge or infringement proceeding against us, could have a material adverse effect on us. In addition, because our business strategy is heavily dependent upon the use of brand names, adverse publicity with respect to products that are not sold by us, but bear the same brand names, could have a material adverse effect on us.

Government regulations could adversely impact our operations

Throughout the world, most federal, state, provincial and local authorities require Underwriters Laboratory, Inc. or other safety regulation certification prior to marketing electrical appliances in those jurisdictions. Our electric WonderMill product has such certifications. However, our product may not continue to meet such specifications. Many foreign, federal, state and local governments also have enacted laws and regulations that govern the labeling and packaging of products and limit the sale of product containing certain materials deemed to be environmentally sensitive. A determination that we are not in compliance with such rules and regulations could result in the imposition of fines or an award of damages to private litigants.

We face risks related to the current economic crisis

The continued credit crisis and related turmoil in the global financial system has had and may continue to have an impact on our business and our financial condition. Global economic conditions have significantly impacted economic markets within certain sectors, with the financial sector and retail businesses being particularly impacted. Our ability to generate revenue from sales of our WonderMill grain mills depends significantly on discretionary consumer spending. It is difficult to predict new general economic conditions that could impact consumer and customer demand for our products or our ability to manage normal commercial relationships with our customers, suppliers and creditors. The recent continuation of a number of negative economic factors, including heightened investor concerns about the credit quality of mortgages, constraints on the supply of credit to households, continuing increases in energy prices, lower equity prices, softening home values, uncertainty and perceived weakness in the labor market and general consumer fears of a shallow recovery or renewed recession could have a negative impact on discretionary consumer spending. If the current situation deteriorates significantly, our business could be negatively impacted, including as a result of reduced demand for our products or supplier or customer disruptions. Any significant decrease in discretionary consumer spending could have a material adverse effect on our revenues, results of operations and financial condition. In addition, our ability to access the capital markets may be severely restricted at a time when we would like or need to do so, which could have an impact on our flexibility to react to changing economic and business conditions.

We may not be able to absorb the costs of being a public company

As a reporting company under the Exchange Act, we will be required to file quarterly, annual and current reports with the SEC, to prepare unaudited interim financial statements and annual audited financial statements, to periodically review our disclosure controls and our control over internal financial accounting, and otherwise to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the provisions of Federal and state law applicable to public companies. We anticipate that being a public company will result in significant additional costs, primarily in the form of legal and accounting fees, that we estimate will range from approximately $40,000 to $70,000 per year, and there is no assurance that we will be able to absorb the costs of being a public reporting company or that such costs will not have a material adverse effect on our results of operations and financial condition. In addition, if our stock should ever become listed on a national stock exchange, we will incur additional costs in complying with the requirements of such exchange.

We will be required to establish and maintain acceptable internal controls related to financial reporting which will be difficult, time consuming and expensive

As a public reporting company, our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Such controls will be reviewed by our independent registered public accounting firm in connection with the annual audit of our financial statements and in the future such firm may be required to provide a report with respect to our internal control over financial reporting. Since we do not have employees with the requisite accounting expertise or experience or an internal audit or accounting group, we will need to rely on consultants and other outside experts to assist us in establishing and maintaining internal control over financial reporting which is anticipated to be expensive. There is no assurance that we will be able to pay the costs of establishing such controls or that we will be able to establish controls that are free from material weaknesses.

We depend on our officers and the loss of their services would have an adverse effect on our business

We have only two employees, both of whom are officers of the Company. We are dependent on our officers, particularly our president, to operate our business and the loss of such person would have an adverse impact on our operations until such time as he could be replaced, if he could be replaced. We do not have employment agreements with our officers and we do not carry key man life insurance on their lives. (See “Management.”)

Because we are significantly smaller than the majority of our competitors, we may lack the resources needed to capture market share

The home grain grinding business is highly competitive and is affected by changes in consumer tastes, as well as national, regional and local economic conditions and demographic trends. Our sales can be affected by changes in consumer tastes and practices, the costs of purchasing fresh ground grain at retail outlets, the popularity of grinding grain at home for health and emergency preparedness reasons, and the type, price and quality of competing grinders available in the marketplace. The home grain grinding business is extremely competitive with respect to price, quality, features and durability. We compete with a variety of other manufacturers of home grain grinders including national and regional companies with name brand recognition who manufacture more than just a single product or product line. Many of our competitors have been in existence longer and have a more established market presence and substantially greater financial, marketing and other resources than do we. New competitors may emerge and may develop new or innovative grain grinding products that compete with our WonderMill. No assurance can be given that we will be able to continue to compete successfully in the home grain grinding business.

There is currently no trading market for our stock and there is no assurance that any market will develop in the future, which means a purchaser of our shares may not be able to resell the shares in the future

There is currently no trading market for our stock, and there can be no assurance that an active or liquid trading market for our stock will develop in the future. As a result, an investment in our common stock must be considered an “illiquid” investment and a purchaser may not be able to resell the shares acquired by him, her or it in the future. (See “Item 9. Market of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.”)

Our stock will be subject to special sales practice requirements that could have an adverse impact on any trading market that may develop for our stock

Our stock will be subject to special sales practice requirements applicable to “penny stocks” which are imposed on broker-dealers who sell low-priced securities of this type. These rules may be anticipated to affect the ability of broker-dealers to sell our stock, which may in turn be anticipated to have an adverse impact on the market price for our stock if and when a trading market should develop. (See “Item 9. Market of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.”)

Our officers and directors own a majority of our issued and outstanding shares and other stockholders have little or no ability to elect directors or influence corporate matters

As of August 12, 2010, our officers, directors and founding stockholders were the beneficial owners of approximately 85.7% of our issued and outstanding shares of common stock. Such persons will able to determine the outcome of actions taken by us that require stockholder approval. For example, they will be able to elect all of our directors and control the policies and practices of the Company. (See “Item 4. Security Ownership of Certain Beneficial Owners and Management.”)

All of our issued and outstanding shares are currently eligible for sale under Rule 144, which may have an adverse impact on any trading market that may develop for our common stock

Of the 21,000,000 issued and outstanding shares of our common stock, approximately 18,000,000 shares constitute restricted securities held by affiliates of the Company and 3,000,000 shares constitute shares held by non-affiliates which may currently be traded without restriction. Once restricted shares have been held by shareholders who are non-affiliates for more than one year, such non-affiliates are able to sell such shares in any market for our common stock without limitation. For stockholders who are “affiliates” of the Company, which generally includes officers, directors and 10% or greater stockholders, Rule 144 generally requires that they not make any sales unless the Company is current in the filing of periodic reports with the SEC, that they file notices on Form 144 with respect to such sales, and that their public sales of restricted securities do not exceed the greater of 1% of the Company’s issued and outstanding shares of common stock or 1% of the average trading volume on a national exchange during the preceding four weeks. The possibility of sales under Rule 144 may, in the future, have a depressive effect on the price of the Company’s securities in any market which may develop.

We do not anticipate paying dividends in the foreseeable future

We have never paid dividends on our stock. The payment of dividends, if any, on the common stock in the future is at the discretion of the board of directors and will depend upon our earnings, if any, capital requirements, financial condition and other relevant factors. The board of directors does not intend to declare any dividends on our common stock in the foreseeable future.

We have only two directors and they are not independent directors, which means our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with a number of independent directors

We have only two directors and they are not independent directors. As a result, our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with independent board members. In addition, we do not have the benefit of having persons independent of management review, comment and direct our corporate strategies and objectives and oversee our reporting processes, our disclosure controls and procedures and our internal control over financial reporting.

We have the ability to issue additional shares of common stock and to issue shares of preferred stock without stockholder approval

The Company is authorized to issue up to 100,000,000 shares of common stock. To the extent of such authorization, the officers of the Company have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as they believe to be sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the Company’s current stockholders. The Company is also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. To the extent of any authorizations, such designations may be made without stockholder approval. The designation and issuance of a series of preferred stock in the future could create additional securities which may have voting, dividend, liquidation preferences or other rights that are superior to those of the common stock, which could effectively deter any takeover attempt of the Company.

Item 2. Financial Information.

Selected Financial Data

This Item is not applicable to the Company because it is a Smaller Reporting Company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with our consolidated financial statements, which are included elsewhere in this registration statement. The following information contains forward-looking statements. (See “Forward Looking Statements” and “Risk Factors.”)

General

Grote Molen, Inc. (“Grote Molen”) was incorporated under the laws of the State of Nevada on March 15, 2004. BrownWick, LLC (“BrownWick”), a wholly-owned subsidiary, was formed in the State of Idaho on June 5, 2005. The principal business of Grote Molen and BrownWick (collectively the “Company”) is to distribute electrical and hand operated grain mills and related accessories for home use.

Amounts included in the following discussion as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 are unaudited.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Accounts Receivable

Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. We determine the allowance for doubtful accounts by identifying potential troubled accounts and by using historical experience and future expectations applied to an aging of accounts. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded as income when received. We determined that no allowance for doubtful accounts was required at December 31, 2009 and 2008 and March 31, 2010.

Inventories

Inventories, consisting primarily of grain mills, parts and accessories, are stated at the lower of cost or market, with cost determined using primarily the first-in-first-out (FIFO) method. We purchase substantially all inventories from two foreign suppliers, and have been dependent on those suppliers for substantially all inventory purchases since we commenced operations.

Deposits

At times, we are required to pay advanced deposits toward the purchase of inventories from our principal suppliers. Such advanced payments are recorded as deposits, a current asset in the accompanying consolidated financial statements.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 3 to 10 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to operations as incurred. Significant renewals and betterments are capitalized.

Intangible Assets

Intangible assets are recorded at cost, less accumulated amortization. Amortization is computed using the straight-line method based on the estimated useful lives or contractual lives of the assets, which range from 10 to 30 years.

Impairment of Long-Lived Assets

We periodically review our long-lived assets, including intangible assets, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. No events or changes in circumstances have occurred to indicate that the carrying amount of our long-lived assets may not be recoverable. Therefore, no impairment loss was recognized during the years ended December 31, 2009 and 2008 and the three months ended March 31, 2010 and 2009.

Revenue Recognition

We record revenue from the sales of grain mills and accessories in accordance with the underlying sales agreements when the products are shipped, the selling price is fixed and determinable, and collection is reasonably assured.

Research and Development Costs

Research and development costs are expensed as incurred in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ (“ASC”) Topic 730, Research and Development. The costs of materials and other costs acquired for research and development activities are charged to expense as incurred. Salaries, wages, and other related costs of personnel, as well as other facility operating costs are allocated to research and development expense through management’s estimate of the percentage of time spent by personnel in research and development activities. We had no material research and development costs for the years ended December 31, 2009 and 2008 and the three months ended March 31, 2010 and 2009.

Income Taxes

We account for income taxes in accordance with FASB ASC Topic 740, Income Taxes, using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FASB ASC Topic 740, Income Taxes, requires us to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, we must measure the tax position to determine the amount to recognize in our consolidated financial statements. We performed a review of our material tax positions in accordance with recognition and measurement standards established by ASC Topic 740 and concluded we had no unrecognized tax benefit which would affect the effective tax rate if recognized for the years ended December 31, 2009 and 2008 and the three months ended March 31, 2010 and 2009.

We include interest and penalties arising from the underpayment of income taxes, if any, in our consolidated statements of operations in general and administrative expenses. As of December 31, 2009 and 2008 and March 31, 2010, we had no accrued interest or penalties related to uncertain tax positions.

Fair Value of Financial Instruments

Our financial instruments consist of cash, accounts receivable, accounts payable and notes payable. The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short-term nature of these items. The carrying amount of the notes payable approximates fair value because the interest rates on the notes approximate market rates of interest.

Results of Operations

Sales

We have historically derived a significant portion of our revenues from sales to related parties. Each of our two principal stockholders own companies that are significant customers. Our sales have been comprised of the following:

	Years Ended December 31,		Three Months Ended March 31,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)

Sales	$ 977,704	$ 874,022	$ 250,084	$ 244,657
Sales – related parties	165,314	264,867	46,240	45,796

Total sales	$ 1,143,018	$ 1,138,889	$ 296,324	$ 290,453

Sales to related parties represented approximately 14% and 23% of total sales for the years ended December 31, 2009 and 2008 and 16% and 16% for the three months ended March 31, 2010 and 2009, respectively.

We introduced our hand operated mill in 2008, resulting in increased sales and the addition of new distributors from levels in 2007. However, the sales of our hand mills and our electric mills increased only slightly in 2009 compared to 2008 and in the three months ended March 31, 2010 compared to the three months ended March 31, 2009. Total sales for the year ended December 31, 2009 were $1,143,018, compared to $1,138,889 for the year ended December 31, 2008, an increase of $4,129, or less than 1%. Total sales for the three months ended March 31, 2010 were $296,324, compared to $290,453 for the three months ended March 31, 2009, an increase of $5,871, or approximately 2%.

Cost of Sales

Cost of sales for 2009 was $820,318, compared to $791,852 for 2008, an increase of $28,466, or approximately 4%. Cost of sales for the three months ended March 31, 2010 was $196,536, compared to $204,606 for the three months ended March 31, 2009, a decrease of $8,070, or approximately 4%.  The increase in cost of sales in 2009 is primarily attributed to the increase in sales discussed above. Cost of sales as a percentage of sales for 2009 and 2008 was approximately 72% and 70%, respectively. Cost of sales as a percentage of sales for the three months ended March 31, 2010 and 2009 was approximately 66% and 70%, respectively. Cost of sales as a percentage of sales may fluctuate from period to period, based on the mix of products sold during a particular period and pricing arrangements with our suppliers.

General and Administrative Expenses

General and administrative expenses were $222,166 for 2009, compared to $166,671 for 2008, an increase of $55,495 or 33%. General and administrative expenses were $59,569 for the three months ended March 31, 2010, compared to $55,576 for the three months ended March 31, 2009. The increase in these expenses in 2009 and in the three months ended March 31, 2010 is primarily attributed to an increase in our monthly management fee, legal and accounting expenses and medical related benefits.

Pursuant to an agreement effective in June 2007, we pay a monthly management fee to a company owned by one of the major stockholders of the Company to manage the day-to-day business activities of the Company and provide business space. The agreement is on a month-to-month basis and can be cancelled at any time by the vote of management. We paid monthly management fees in varying amounts to this related party pursuant to prior agreements approved by the stockholders of the Company. Effective May 1, 2009, the monthly fee was increased from $7,700 to $9,200. Also included in management fees are monthly payments of $150 to another major stockholder of the Company for expense reimbursement. Included in general and administrative expenses were management fees totaling $106,200 and $94,200 for the years ended December 31, 2009 and 2008 and $28,050 and $23,550 for the three months ended March 31, 2010 and 2009, respectively.

Depreciation and Amortization Expense

Depreciation and amortization expense currently is not material to our business. Depreciation and amortization expense was $2,432 for 2009 compared to $2,033 for 2008, an increase of $399. The increase resulted from new equipment purchased in the fourth quarter of 2008. Depreciation and amortization expense was $608 for the three months ended March 31, 2010 compared to $689 for the three months ended March 31, 2009. The decrease resulted from certain property and equipment being fully depreciated in 2010.

Research and Development Expenses

Research and development expenses are not currently material to our business. We did not incur research and development expenses in either 2009 or 2008 or the three months ended March 31, 2010 and 2009.

Other Expense: Interest Expense – Related Parties

Other expense includes interest expense on indebtedness to related parties. Total interest expense – related parties was $18,777 and $20,644 for 2009 and 2008, respectively, and $4,492 and $5,234 for the three months ended March 31, 2010 and 2009, respectively. The decrease in related party interest in 2009 was due to a reduction in short-term borrowings in 2009 and more favorable rates on our long-term debt. The decrease in related party interest in 2010 was due to a reduction in short-term borrowings in 2009.

Liquidity and Capital Resources

As of March 31, 2010, we had total current assets of $638,083, including cash of $67,411, and current liabilities of $107,652, resulting in working capital of $530,431. In addition, as of March 31, 2010, we had total stockholders’ equity of $352,579. We have financed our operations, the acquisition of inventories, and the payment of vendor deposits from our operations, short-term loans from our principal stockholders and, most recently, from the issuance of our common stock.

For 2009, net cash used in operating activities was $171,786, as a result of increases to inventories of $135,963, deposits of $119,220 and prepaid expenses of $22 and a decrease in income taxes payable of $34,373, partially offset by our net income of $58,886, non-cash expenses of $2,432, decrease in accounts receivable of $29,595, and increases in accounts payable of $24,835 and accrued interest payable – related parties of $2,044.

By comparison for 2008, net cash provided by operating activities was $133,781, as a result of our net income of $105,630, non-cash expenses of $2,033, decreases in accounts receivable of $26,663, inventories of $47,467 and prepaid expenses of $11,463, increases in accrued interest payable – related parties of $5,495 and income taxes payable of $44,096, partially offset by an increase in deposits of $29,578 and a decrease in accounts payable of $79,488.

For the three months ended March 31, 2010, net cash used in operating activities was $33,031, as a result of increases to inventories of $187,821, accounts receivable of $33,590 and prepaid expenses of $8 and decreases in accounts payable of $37,114 and income taxes payable of $2,317, partially offset by our net income of $26,836, non-cash expenses of $608, decrease in deposits of $199,307, and an increase in accrued interest payable – related parties of $1,068.

By comparison for the three months ended March 31, 2009, net cash used in operating activities was $139,464, as a result of increases to inventories of $61,899, deposits of $120,984 and prepaid expenses of $18, partially offset by our net income of $19,116, non-cash expenses of $689, decrease in accounts receivable of $15,223, and increases in accounts payable of $1,410, accrued interest payable – related parties of $1,767 and income taxes payable of $5,232.

In 2009, we had no cash used in or provided by investing activities. In 2008, net cash used in investing activities was $10,751, consisting of the acquisition of property and equipment.

In the three months ended March 31, 2010 and 2009, we had no cash used in or provided by investing activities.

For 2009, net cash provided by financing activities was $49,962, comprised of proceeds from the issuance of common stock of $100,000, partially offset by the repayment of long-term debt – related party of $2,538 and repayment of notes payable – related parties of $47,500. Net cash provided by financing activities was $81,941 for 2008, comprised of proceeds from the issuance of notes payable – related parties of $84,500, partially offset by repayment of long-term debt – related party of $2,559.

For the three months ended March 31, 2010, net cash used in financing activities was $662, consisting of repayment of long-term debt – related party. For the three months ended March 31, 2009, net cash provided by financing activities was $99,383, comprised of proceeds from the issuance of common stock of $100,000, partially offset by the repayment of long-term debt – related party of $617.

At March 31, 2010, we had short-term notes payable – related parties totaling $80,627, which are payable to our principal stockholders, are unsecured, bear interest at 6% per annum and are generally due on demand. In addition, at March 31, 2010, we had long-term debt – related party of $196,145 (current portion $2,769) payable to a principal stockholder, bearing interest at 6.97% per annum and due in monthly installments of $1,362 through April 2036. Accrued interest payable – related parties for these notes was $14,035 and $11,991 at December 31, 2009 and 2008, and $15,103 at March 31, 2010, respectively.

We believe we have adequate funds to meet our obligations for the next twelve months from our current cash and projected cash flows from operations.

Recent Accounting Pronouncements

In June 2009, the FASB issued ASC Topic 105, Generally Accepted Accounting Principles. This standard establishes the ASC as the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied to nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this standard, the ASC superseded all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the ASC will become nonauthoritative. This standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009, or our quarter ended September 30, 2009. We implemented this standard with no material impact on our consolidated financial statements.

In June 2009, the FASB issued a new accounting standard that is included in ASC Topic 810, Consolidation, that changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. In January 2010, the FASB further amended ASC Topic 810 to address implementation issues related to changes in ownership provisions. These standards are effective at the start of a company’s first fiscal year beginning after November 15, 2009, or our fiscal year beginning January 1, 2010. The implementation of this standard did not have a material impact on our consolidated financial statements.

In May 2009, the FASB issued ASC Topic 855, Subsequent Events. This standard is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This disclosure is intended to alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The standard is effective for interim and annual periods ending after June 15, 2009, or our fiscal quarter ended June 30, 2009. The implementation of this standard did not have a material impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

Pursuant to an agreement effective in June 2007, we pay a monthly management fee to a company owned by one of the major stockholders of the Company to manage the day-to-day business activities of the Company and provide business space. The agreement is on a month-to-month basis and can be cancelled at any time by the vote of management. We paid monthly management fees in varying amounts to this related party pursuant to prior agreements approved by the stockholders of the Company. Effective May 1, 2009, the monthly fee was increased from $7,700 to $9,200.

We also pay another major stockholder of the Company at the rate of $150 per month for expense reimbursement.

Quantitative and Qualitative Disclosure About Market Risk

This Item is not applicable to the Company because it is a Smaller Reporting Company.

Item 3. Properties.

Our offices are located at 322 West Griffith Road, Pocatello, Idaho 83201, where our telephone number is (208) 234-9352. Our facilities consist of approximately 3,000 square feet of warehouse and office space located in a building owned by Big John’s LLC, a company owned by John Hofman, our president, director and principal stockholder, which is shared with Big John’s, a retail store owned by Mr. Hofman. Such space is provided to us under an Idaho Management Agreement with Big John’s LLC pursuant to which we pay a flat monthly rate for management services and the use of such space. Such agreement is on a month-to-month basis.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of August 12, 2010, the number of shares of the Company’s common stock, par value $0.001, owned of record or beneficially by each person known to be the beneficial owner of 5% or more of the issued and outstanding shares of the Company’s common stock, and by each of the Company’s officers and directors, and by all officers and directors as a group. On such date, there were 21,000,000 issued and outstanding shares of our common stock. The Company does not have any options, warrants or convertible securities outstanding and none of the share figures listed in the following table consist of securities that may be acquired by the holder within sixty days.

Title of Class	Beneficial Owner (1)	Amount	Percentage Ownership

Officers and Directors
Common Stock	John B. Hofman	8,000,000	38.1%
Common Stock	Bruce P. Crane	10,000,000	47.6%
Common Stock	All Executive Officers
	And Directors as a Group (2 Persons)	18,000,000	85.7%

____________________________________________________

(1) Except as otherwise noted, shares are owned beneficially and of record, and such record stockholder has sole voting, investment, and dispositive power over the shares indicated.

Item 5. Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

The following table indicates the name, age, term of office and position held by each of our officers and our sole director. The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors. The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Term Of Office	Positions Held
John B. Hofman	50	2010	President, Secretary, Treasurer and Director
Bruce P. Crane	63	2010	Vice President and Director

Certain biographical information for the Company’s directors and officers is set forth below.

John B. Hofman is the founder of the Company and has served as its president, secretary, treasurer and a director since its inception in March 2004. From 1987 to the present, Mr. Hofman has owned and operated Big John’s Store LLC, a retail store in Pocatello, Idaho specializing in retailing grain mills, small kitchen appliances, and other healthy living products. Big John’s Store LLC also operates a web-based business which markets the same healthy living products. Mr. Hofman also owns and operates Big John’s Mini-Storage LLC, a self storage business with over 400 units. During the past twenty years, Mr. Hofman has served on the board of directors of Creative Technologies LLC and Distribution Direct LLC. Mr. Hofman spends approximately 75% of his available business time (thirty hours per week) working for Grote Molen, Inc. Mr. Hofman graduated from Idaho State University in 1987 with a B.S. degree in Economics.

Bruce P. Crane has served as our vice president and a director since August 1, 2005. From 1981 to the present, Mr. Crane has owned and operated Kitchen Kneads, a store in Ogden, Utah which markets and retails health-related products to Utah and to Internet-based customers throughout the world. During this time Mr. Crane has had extensive experience in the marketing and distribution of grain mills and small kitchen appliances, and has established a broad dealer network in his own business. Mr. Crane is also a partner in Scotch Brothers Trucking. During the past twenty years, Mr. Crane has served on the board of directors of Creative Technologies LLC and Distribution Direct LLC. Mr. Crane graduated from Brigham Young University with a B.S. degree in business in 1969.

Family Relationships

There are no family relationships among our directors, executive officers or persons nominated or chosen to become directors or executive officers.

Director Meetings and Stockholder Meeting Attendance

The Board of Directors held no formal meetings during 2009 and the directors took action by written consents in lieu of meetings. Our policy is to encourage, but not require, members of the Board of Directors to attend annual stockholder meetings. We did not hold an annual stockholders’ meeting during the prior year.

Board of Directors

Our board of directors consists of two persons, John B. Hofman and Bruce P. Crane. Such persons are not “independent” within the meaning of Rule 4200(a)(15) of the NASDAQ Marketplace because they are officers and employees of the Company.

Our board of directors has not appointed any standing committees, there is no separately designated audit committee and the entire board of directors acts as our audit committee. The board of directors does not have an independent “financial expert” because it does not believe the scope of the Company’s activities to date has justified the expenses involved in obtaining such a financial expert. In addition, our securities are not listed on a national exchange and we are not subject to the special corporate governance requirements of any such exchange.

The Company does not have a compensation committee and the entire board participates in the consideration of executive officer and director compensation. The Company’s president and vice president are also members of the Company’s board of directors and they participate in determining the amount and form of executive and director compensation. To date, the Company has not engaged independent compensation consultants to determine or recommend the amount or form of executive or director compensation.

The Company does not have a standing nominating committee and the Company’s entire board of directors performs the functions that would customarily be performed by a nominating committee. The board of directors does not believe a separate nominating committee is required at this time due to the limited size of the Company’s business operations and the limited resources of the Company which do not permit it to compensate its directors. The board of directors has not established policies with regard to the consideration of director candidates recommended by security holders or the minimum qualifications of such candidates.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers. We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only two officers and our business operations are not extensive or complex.

Item 6. Executive Compensation.

The following table sets forth certain information regarding the annual compensation paid to our chief executive officer in all capacities for the fiscal years ended December 31, 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	All Other Compen- sation	Total

John B. Hofman	2009	-	-	-	-	-	$114,519	$114,519
President(1)	2008	-	-	-	-	-	$ 94,200	$ 94,200

(1)

Consists of: (i) payments made to Big John’s, LLC, a company managed and owned by John Hofman, under an Idaho Management Agreement with Big John’s LLC for the provision of management services and office and warehouse space in the amount of $104,400 during 2009 and $94,200 during 2008; (ii) medical insurance premiums in the amount of $4,119 during 2009 and $0 during 2008; and (iii) contributions to a Health Savings Account for the benefit of Mr. Hofman in the amount of $6,000 during 2009 and $0 during 2008.

We have not granted our officers or directors any stock options, stock awards or other forms of equity compensation.

We do not have any retirement, pension or profit sharing plans covering our officers or directors, and we are not contemplating implementing any such plans at this time.

Officer Compensation

John Hofman and Bruce Crane, our President and Vice President, respectively, are our only employees. We do not pay any direct compensation to our officers for service in such capacities. However, we pay a management fee to Big John’s, LLC, a company owned by John B. Hofman, for the provision of management services and office and warehouse space, which payments totaled $104,400 during our 2009 fiscal year and $94,200 during our 2008 fiscal year. We also pay Bruce Crane $150 per month for expense reimbursement. In August 2009, we also began paying the premiums for such persons’ medical and dental insurance which amounted to $4,119 for each of Mr. Hofman and Mr. Crane for the period from August 1 through December 31, 2009. In August 2009, we also made contributions to the Health Savings Accounts of Messrs. Hofman and Crane in the amount of $6,000 each, which was the maximum contribution permitted for 2009. We plan to continue to pay such medical insurance premiums and to make annual contributions to such Health Savings Accounts in the future. We also reimburse our officers for reasonable costs and expenses incurred by them in connection with our business. We have not entered into an employment agreement with any of our officers.

Director Compensation

Our directors do not currently receive any compensation for serving in their capacities as directors and we have not compensated our directors for service in such capacity in the past.

Item 7. Certain Relationships and Related Transactions.

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s length negotiations.

As of December 31, 2009, we were indebted to Bruce Crane, an officer, director and principal stockholder of the Company, in the aggregate principal amount of $196,807, which is payable in monthly installments pursuant to a promissory note maturing in 2036 and bearing interest at a rate of 6.97% per annum. As of December 31, 2009, we were also indebted to Mr. Crane in the aggregate amount of $3,500 pursuant to a demand note bearing interest at 6% per annum and in the aggregate amount of $939 pursuant to non-interest bearing advances with no formal repayment terms. As of December 31, 2009, we were indebted to John Hofman, an officer, director and principal stockholder of the Company, in the aggregate principal amount of $68,000 pursuant to demand notes bearing interest at 6% per annum and in the aggregate amount of $8,188 pursuant to non-interest bearing advances with no formal repayment terms.

Brownwick, LLC, our wholly-owned subsidiary, entered into that certain Idaho Management Agreement dated April 15, 2009, with Big John’s LLC, a company owned by John Hofman, our president, director and a principal stockholder, pursuant to which we pay a monthly management fee to Big John’s LLC to manage our day-to-day business activities and provide us with office and warehouse space. The agreement is on a month-to-month basis and can be cancelled at any time by the vote of management. We have historically paid monthly management fees in varying amounts to Big John’s LLC pursuant to prior agreements approved by our stockholders. The monthly fee was increased from $7,700 to $9,200 effective as of May 15, 2009 as a result of the construction of a new office/warehouse building by Big John’s LLC and the increase in Big John’s costs of providing such space to the Company. The monthly fee will be evaluated on an annual basis to take into account any future increases in Big John’s costs of providing the warehouse/office space, however there are no plans to increase the monthly fee at this time. The total management fees paid to Big John’s LLC during our 2009 and 2008 fiscal years was $104,400 and $94,200, respectively. The terms of the Idaho Management Agreement are not the result of arm’s length negotiations.

Brownwick, LLC also pays Bruce Crane $150 per month for expense reimbursement.

Each of John Hofman and Bruce Crane, our officers, directors and principal stockholders, own retail companies that purchase grain mills and other products from the Company. Sales to these related parties totaled $165,314 and $264,867 for the years ended December 31, 2009 and 2008, respectively, or approximately 14% and 23%, respectively, of our total sales for such periods. Accounts receivable from these related parties were $22,957 and $44,969 at December 31, 2009 and 2008, respectively. Sales to these related parties are on the same terms as sales to unrelated third parties.

Item 8. Legal Proceedings.

The Company is not a party to any material legal proceedings, and to our knowledge, no such legal proceedings have been threatened against us.

Item 9. Market of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

There is currently no trading market for the Company's stock and there can be no assurance that a trading market for the Company's stock will develop in the future.

At August 12, 2010, there were 33 holders of record of the Company's common stock, as reported by the Company's transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

No dividends have ever been paid on the Company's securities, and the Company has no current plans to pay dividends in the foreseeable future.

Special Sales Practice Requirements with Regard to “Penny Stocks”

In order to protect investors from patterns of fraud and abuse that have occurred in the market for low priced securities commonly referred to as “penny stocks,” the SEC has adopted regulations that generally define a “penny stock” to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. We anticipate that the price of our stock in any trading market that may develop in the future would be well below $5.00 per share and that our stock will be subject to the “penny stock” regulations. As a result, broker-dealers selling our common stock will be subject to additional sales practices when they sell our stock to persons other than established clients and “accredited investors.” For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination, receive the purchaser’s written consent to the transaction and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative taking the order, current quotations for the securities and, if applicable, the fact that the broker-dealer is the sole market maker and the broker-dealer’s presumed control over the market. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Such “penny stock” rules may restrict trading in our common stock and may deter broker-dealers from effecting transactions in our common stock.

Transfer Agent

Action Stock Transfer Corp., 7069 South Highland Dr., Suite 300, Salt Lake City, UT 84121, Telephone: (801) 274-1088, serves as the transfer agent and registrar for our common stock.

Item 10. Recent Sales of Unregistered Securities.

Since our incorporation in March 2004 we: issued 5,000,000 shares of our common stock in July 2004 to John Hofman for $4,000 in cash and $1,000 in services; (ii) issued 10,000,000 shares of our common stock in August 2005 to John Hofman and Bruce Crane to acquire BrownWick, LLC; (iii) issued an additional 5,000,000 shares of our common stock in August 2005 to Bruce Crane for $5,000 cash; and (iv) issued 1,000,000 shares of our common stock during the first quarter of 2009 to 31 accredited investors in private transactions for aggregate proceeds of $100,000. Each of the investors in our 2009 private placement represented that they were “accredited investors” as defined in Rule 501 of Regulation D and we filed a notice on Form D in connection with the placement. No underwriter was involved in any of the foregoing transactions and the shares were sold by the Company directly to the investors. The shares were sold without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption from such registration requirements provided by Section 4(2) of the Securities Act for transactions not involving any public offering. The shares were sold without general advertising or solicitation, the purchasers acknowledged that they were purchasing restricted securities which had not been registered under the Securities Act and which were subject to certain restrictions on resale, and the certificates representing the shares were imprinted with the usual and customary restricted stock legend.

Item 11. Description of Registrant’s Securities to be Registered.

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. This registration statement pertains to our common stock. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders’ meetings. Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences. The holders of our common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid any dividends in the past and do not anticipate that we will pay dividends on our common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until we have satisfied our obligations to any preferred stockholders.

Item 12. Indemnification of Directors and Officers.

Our articles of incorporation provide that to the fullest extent permitted by Nevada law, now or hereafter in force, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Section 78.037 of the Nevada corporation law, Article Fourteenth of our articles of incorporation, and Section VII of our bylaws generally provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 13. Financial Statements and Supplementary Data.

See Item 15(a) for a description of the consolidated financial statements of the Company being filed with this report.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements. The following financial statements are being filed with this Registration Statement and are located on pages F-1 through F-15 immediately following the signature page.

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2009 and 2008 and March 31, 2010 (Unaudited)

Consolidated Statements of Operations for the years ended December 31, 2009 and 2008 and for the three months ended March 31, 2010 and 2009 (Unaudited)

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2009 and 2008 and for the three months ended March 31, 2010 (Unaudited)

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008 and for the three months ended March 31, 2010 and 2009 (Unaudited)

Notes to Consolidated Financial Statements

(b) Exhibits

Exhibit Number	SEC Reference Number	Title of Document	Location

3.1	3	Articles of Incorporation	Original Filing
3.2	3	Bylaws	Original Filing
10.1	10	Idaho Management Agreement dated April 15, 2009 between Big John’s LLC and Brownwick, LLC	Original Filing
10.2	10	Promissory Note from the Company to Bruce Crane dated December 23, 2005	Original Filing
10.3	10	Promissory Note from the Company to Bruce Crane dated December 1, 2007	Original Filing
10.4	10	Promissory Note from the Company to John Hofman dated September 12, 2005	Original Filing
10.5	10	Promissory Note from the Company to John Hofman dated June 11, 2008	Original Filing
10.6	10	Exclusive Manufacturing Agreement with Korean Manufacturer dated July 7, 2010	Amendment No. 1
10.7	10	Form of Authorized Dealer Agreement entered into with customers purchasing over $500 of product per year	Amendment No. 1
10.8	10	Authorized Dealer Agreement with Big John’s LLC dated May 10, 2006	Amendment No. 1
10.9	10	Authorized Dealer Agreement with Kitchen Kneads dated August 29, 2005	Amendment No. 1
21.1	21	Schedule of the Registrant’s Subsidiaries	Original Filing

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GROTE MOLEN, INC.

(Registrant)

Dated: August 12, 2010

By /s/ John B, Hofman

John B. Hofman, President, Secretary and Treasurer

(Principal Executive and Accounting Officer)

GROTE MOLEN, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

F-2

Consolidated Balance Sheets as of December 31, 2009 and 2008 and March 31, 2010 (Unaudited)

F-3

Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008
and for the Three Months Ended March 31, 2010 and 2009 (Unaudited)

F-4

Consolidated Statements of Stockholders’ Equity for the Years Ended
December 31, 2009 and 2008 and for the Three Months Ended March 31, 2010 (Unaudited)

F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008
and for the Three Months Ended March 31, 2010 and 2009 (Unaudited)

F-6

Notes to Consolidated Financial Statements

F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Grote Molen, Inc. and Subsidiary

Pocatello, Idaho

We have audited the accompanying consolidated balance sheets of Grote Molen, Inc. and Subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2009. Grote Molen, Inc. and Subsidiary’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grote Molen, Inc. and Subsidiary as of December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PRITCHETT, SILER & HARDY, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah

May 14, 2010

GROTE MOLEN, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,		March 31,
	2009	2008	2010
ASSETS			(Unaudited)
Current Assets:
Cash	$101,104	$222,928	$67,411
Accounts Receivable	28,299	57,894	61,889
Inventories	268,330	132,367	456,151
Deposits	251,753	132,533	52,446
Prepaid Expenses	178	156	186

Total Current Assets	649,664	545,878	638,083

Property and Equipment, net	9,472	10,852	9,127
Intangible Assets, net	6,660	7,712	6,397

Total Assets	$665,796	$564,442	$653,607

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$38,861	$14,026	$1,747
Accrued Interest Payable – Related Parties	14,035	11,991	15,103
Income Taxes Payable	9,723	44,096	7,406
Current Portion of Long-Term Debt – Related Party	2,721	2,538	2,769
Notes Payable – Related Parties	80,627	128,127	80,627

Total Current Liabilities	145,967	200,778	107,652

Long-Term Debt – Related Party	194,086	196,807	193,376

Total Liabilities	340,053	397,585	301,028

Stockholders’ Equity:
Preferred Stock, $.001 Par Value, 5,000,000 Authorized,	-	-	-
No Shares Issued and Outstanding
Common Stock, $.001 Par Value, 100,000,000 Shares Authorized,	21,000	20,000	21,000
21,000,000 and 20,000,000 Shares Issued and
Outstanding, Respectively
Additional Paid-In Capital	89,000	(10,000)	89,000
Retained Earnings	215,743	156,857	242,579

Total Stockholders’ Equity	325,743	166,857	352,579

Total Liabilities and Stockholders’ Equity	$665,796	$564,442	$653,607

See Notes to Consolidated Financial Statements

GROTE MOLEN, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended		Three Months Ended
	December 31,		March 31,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)
			(Restated)

Sales	$1,143,018	$1,138,889	$296,324	$290,453

Cost of Sales	820,318	791,852	196,536	204,606

Gross Profit	322,700	347,037	99,788	85,847

Operating Costs and Expenses:
General and Administrative	222,166	166,671	59,569	55,576
Depreciation and Amortization	2,432	2,033	608	689

Total Operating Costs and Expenses	224,598	168,704	60,177	56,265

Income From Operations	98,102	178,333	39,611	29,582

Other Expense:	(18,777)	(20,644)	(4,492)	(5,234)
Interest Expense – Related Parties

Income Before Income Taxes	79,325	157,689	35,119	24,348

Provision for Income Taxes	20,439	52,059	8,283	5,232

Net Income	$58,886	$105,630	$26,836	$19,116

Net Income Per Common Share -
Basic and Diluted	$0.00	$0.01	$0.00	$0.00

Weighted Average Shares Outstanding -
Basic and Diluted	20,671,644	20,000,000	21,000,000	20,033,333

See Notes to Consolidated Financial Statements

GROTE MOLEN, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

AND THE THREE MONTHS ENDED MARCH 31, 2010 (UNAUDITED)

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings

Balance, December 31, 2007	-	$ -	20,000,000	$ 20,000	$ (10,000)	$ 51,227	$ 61,227
Net Income for Year	-	-	-	-	-	105,630	105,630

Balance, December 31, 2008	-	-	20,000,000	20,000	(10,000)	156,857	166,857
Issuance of Common Stock for Cash	-	-	1,000,000	1,000	99,000	-	100,000
Net Income for Year	-	-	-	-	-	58,886	58,886

Balance, December 31, 2009	-	-	21,000,000	21,000	89,000	215,743	325,743

Net Income for the Three Months	-	-	-	-	-	26,836	26,836
(Unaudited)

Balance, March 31, 2010	-	$ -	21,000,000	$ 21,000	$ 89,000	$242,579	$352,579
(Unaudited)

See Notes to Consolidated Financial Statements

GROTE MOLEN, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended		Three Months Ended
	December 31,		March 31,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net Income	$58,886	$105,630	$26,836	$19,116
Adjustments to Reconcile Net Income to Net
Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	2,432	2,033	608	689
(Increase) Decrease in:
Accounts Receivable	29,595	26,663	(33,590)	15,223
Inventories	(135,963)	47,467	(187,821)	(61,899)
Deposits	(119,220)	(29,578)	199,307	(120,984)
Prepaid Expenses	(22)	11,463	(8)	(18)
Increase (Decrease) in:
Accounts Payable	24,835	(79,488)	(37,114)	1,410
Accrued Interest Payable – Related Parties	2,044	5,495	1,068	1,767
Income Taxes Payable	(34,373)	44,096	(2,317)	5,232
Net Cash Provided by (Used in) Operating Activities	(171,786)	133,781	(33,031)	(139,464)

Cash flows from Investing Activities:
Acquisition of Property and Equipment	-	(10,751)	-	-

Net Cash Used in Investing Activities	-	(10,751)	-	-

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock	100,000	-	-	100,000
Proceeds from Issuance of Notes Payable – Related Parties	-	84,500	-	-
Repayment of Long-Term Debt – Related Party	(2,538)	(2,559)	(662)	(617)
Repayment of Notes Payable – Related Parties	(47,500)	-	-	-

Net Cash Provided by (Used in) Financing Activities	49,962	81,941	(662)	99,383

Net Increase (Decrease) in Cash	(121,824)	204,971	(33,693)	(40,081)

Cash, Beginning of Period	222,928	17,957	101,104	222,928
Cash, End of Period	$101,104	$222,928	$67,411	$182,847

See Notes to Consolidated Financial Statements

GROTE MOLEN, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS PRESENTED AS OF MARCH 31, 2010 AND FOR THE THREE MONTHS
ENDED MARCH 31, 2010 AND 2009 ARE UNAUDITED)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Grote Molen, Inc. (“Grote Molen”) was incorporated under the laws of the State of Nevada on March 15, 2004. BrownWick, LLC (“BrownWick”), a wholly owned subsidiary, was formed in the State of Idaho on June 5, 2005. The principal business of Grote Molen and BrownWick (collectively the “Company”) is to distribute grain mills and related accessories for home use.

Principles of Consolidation

The consolidated financial statements include the accounts of Grote Molen and BrownWick. All significant inter-company balances and transactions have been eliminated.

Interim Financial Statements

The accompanying interim consolidated financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 are unaudited. In the opinion of management, all adjustments have been made, consisting of normal recurring items, that are necessary to present fairly the consolidated financial position as of March 31, 2010 as well as the consolidated results of operations and cash flows for the three months ended March 31, 2010 and 2009 in accordance with U.S. generally accepted accounting principles. The results of operations for any interim period are not necessarily indicative of the results expected for the full year. The interim consolidated financial statements and related notes thereto should be read in conjunction with the audited consolidated financial statements and related notes thereto for the years ended December 31, 2009 and 2008.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, we consider all highly liquid investments with a maturity of three months or less to be cash equivalents. Since inception, the Company has not held any short-term investments considered to be cash equivalents.

Accounts Receivable

Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. We determine the allowance for doubtful accounts by identifying potential troubled accounts and by using historical experience and future expectations applied to an aging of accounts. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded as income when received. We determined that no allowance for doubtful accounts was required at December 31, 2009 and 2008 and March 31, 2010.

Inventories

Iventories, consisting primarily of grain mills, parts and accessories, are stated at the lower of cost or market, with cost determined using primarily the first-in-first-out (FIFO) method. We purchase substantially all inventories from two foreign suppliers, and have been dependent on those suppliers for substantially all inventory purchases since we commenced operations.

Deposits

At times, we are required to pay advanced deposits toward the purchase of inventories from its principal suppliers. Such advanced payments are recorded as deposits, a current asset in the accompanying consolidated financial statements.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 3 to 10 years. Depreciation expense was $1,380 and $984 for the years ended December 31, 2009 and 2008, respectively, and $345 and $426 for the three months ended March 31, 2010 and 2009, respectively. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to operations as incurred. Significant renewals and betterments are capitalized.

GROTE MOLEN, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS PRESENTED AS OF MARCH 31, 2010 AND FOR THE THREE MONTHS
ENDED MARCH 31, 2010 AND 2009 ARE UNAUDITED)

Intangible Assets

Intangible assets are recorded at cost, less accumulated amortization. Amortization is computed using the straight-line method based on the estimated useful lives or contractual lives of the assets, which range from 10 to 30 years. Amortization expense was $1,052 and $1,049 for the years ended December 31, 2009 and 2008, respectively, and $263 and $263 for the three months ended March 31, 2010 and 2009, respectively.

Impairment of Long-Lived Assets

We periodically review our long-lived assets, including intangible assets, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. No events or changes in circumstances have occurred to indicate that the carrying amount of our long-lived assets may not be recoverable. Therefore, no impairment loss was recognized during the years ended December 31, 2009 and 2008, and the three months ended March 31, 2010 and 2009.

Revenue Recognition

We record revenue from the sales of grain mills and accessories in accordance with the underlying sales agreements when the products are shipped, the selling price is fixed and determinable, and collection is reasonably assured.

Research and Development Costs

Research and development costs are expensed as incurred in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ (“ASC”) Topic 730, Research and Development. The costs of materials and other costs acquired for research and development activities are charged to expense as incurred. Salaries, wages, and other related costs of personnel, as well as other facility operating costs are allocated to research and development expense through management’s estimate of the percentage of time spent by personnel in research and development activities. We had no material research and development costs for the years ended December 31, 2009 and 2008, and the three months ended March 31, 2010 and 2009.

Advertising

Advertising costs are non-direct in nature, and are expensed over the periods in which the advertising takes place. Advertising expense totaled $899 and $1,200 for the years ended December 31, 2009 and 2008, respectively, and $0 and $400 for the three months ended March 31, 2010 and 2009, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash and trade receivables.

In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses as appropriate.

We maintain our cash in bank deposit accounts, which, at times, may exceed federally insured limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash.

Income Taxes

We account for income taxes in accordance with FASB ASC Topic 740, Income Taxes, using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

GROTE MOLEN, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS PRESENTED AS OF MARCH 31, 2010 AND FOR THE THREE MONTHS
ENDED MARCH 31, 2010 AND 2009 ARE UNAUDITED)

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is anti dilutive. We have not granted any stock options or warrants since inception of the Company.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income (Loss)

Comprehensive income (loss) is the same as net income (loss).

NOTE 2 – DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Accounts receivable consist of the following:

	December 31,		March 31
	2009	2008	2010
			(Unaudited)
Trade accounts receivable – related parties	$22,957	$44,969	$53,183
Trade accounts receivable	342	7,925	3,706
Employee advances	5,000	5,000	5,000

	$28,299	$57,894	$61,889

Property and equipment consist of the following:

	December 31,		March 31
	2009	2008	2010
			(Unaudited)
Office equipment	$2,679	$2,679	$2,679
Warehouse equipment	10,097	10,097	10,097
Website development	2,000	2,000	2,000

	14,776	14,776	14,776
Accumulated depreciation	(5,304)	(3,924)	(5,649)

	$9,472	$10,852	$9,127

GROTE MOLEN, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS PRESENTED AS OF MARCH 31, 2010 AND FOR THE THREE MONTHS
ENDED MARCH 31, 2010 AND 2009 ARE UNAUDITED)

Intangible assets consist of the following:

	December 31,		March 31
	2009	2008	2010
			(Unaudited)
License	$10,500	$10,500	$10,500
Patent	100	100	100

	10,600	10,600	10,600
Accumulated amortization	(3,940)	(2,888)	(4,203)

	$6,660	$7,712	$6,397

NOTE 3 – RELATED PARTY DEBT

Notes payable – related parties are unsecured and are comprised of the following:

	December 31,		March 31
	2009	2008	2010
			(Unaudited)
Note payable to a stockholder, due on demand, with interest at 6% per annum	$30,000	$30,000	$30,000

Note payable to a stockholder, due on demand, with interest at 6% per annum	3,500	3,500	3,500

Note payable to a stockholder, due on demand, with interest at 6% per annum	38,000	38,000	38,000

Non-interest bearing advances from stockholders, with no formal repayment terms	9,127	10,127	9,127

Note payable to a stockholder, due on demand, with interest at 6% per annum	-	46,500	-

Total	$80,627	$128,127	$80,627

Long-term debt – related party is comprised of the following:

	December 31,		March 31
	2009	2008	2010
			(Unaudited)
Note payable to a stockholder, due in monthly installments of $1,362 through April 2036, with interest at 6.97 % per annum	$196,807	$199,345	$196,145
Less current portion	(2,721)	(2,538)	(2,769)

Long-term portion	$194,086	$196,807	$193,376

GROTE MOLEN, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS PRESENTED AS OF MARCH 31, 2010 AND FOR THE THREE MONTHS
ENDED MARCH 31, 2010 AND 2009 ARE UNAUDITED)

Future maturities of long-term debt – related party are as follows:

Years Ending December 31:

2010	$2,721
2011	2,917
2012	3,126
2013	3,351
2014	3,592
Thereafter	181,100

196,807
Less current portion	(2,721)

Long-term portion	$194,086

Interest expense on this related party debt was $18,777 and $20,644 for the years ended December 31, 2009 and 2008, respectively, and $4,492 and $5,234 for the three months ended March 31, 2010 and 2009, respectively. Accrued interest payable to related parties was $14,035, $11,991 and $15,103 at December 31, 2009 and 2008 and March 31, 2010, respectively.

NOTE 4 – INCOME TAXES

The reconciliation of the provision for income taxes computed at the U.S. federal statutory tax rate to the Company’s effective tax rate is as follows for the years ended December 31:

	2009	2008
Federal provision at statutory rate	$30,937	$61,499
State income tax, net of federal benefit	5,114	11,984
Impact of graduated rates	(16,796)	(18,161)
Change in valuation allowance	1,184	(3,263)

Provision for income taxes	$20,439	$52,059

Deferred tax assets (liabilities) are comprised of the following:

	December 31,
	2009	2008
Current asset – related party interest expense	$4,772	$4,077
Long-term liability – depreciation and amortization	(2,885)	(3,374)

	1,887	703
Valuation allowance	(1,887)	(703)

	$-	$-

In recording the valuation allowances, we were unable to conclude that it is more likely than not that all or a portion of a net deferred tax asset will be realized.

FASB ASC Topic 740, Income Taxes, requires us to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, we must measure the tax position to determine the amount to recognize in our consolidated financial statements. We performed a review of our material tax positions in accordance with recognition and measurement standards established by ASC Topic 740 and concluded we had no unrecognized tax benefit which would affect the effective tax rate if recognized for the years ended December 31, 2009 and 2008.

GROTE MOLEN, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS PRESENTED AS OF MARCH 31, 2010 AND FOR THE THREE MONTHS
ENDED MARCH 31, 2010 AND 2009 ARE UNAUDITED)

We include interest and penalties arising from the underpayment of income taxes, if any, in our consolidated statements of operations in general and administrative expenses. As of December 31, 2009 and 2008, we had no accrued interest or penalties related to uncertain tax positions.

We file income tax returns in the U.S. federal jurisdiction and in the state of Idaho. All U.S. federal and Idaho state income tax returns from inception in 2004 through the year ended December 31, 2009 are subject to examination.

NOTE 5 – RELATED PARTY TRANSACTIONS

Pursuant to an agreement effective in June 2007, we pay a monthly management fee to a company owned by one of the major stockholders of the Company to manage our day-to-day business activities and to provide business space. We paid monthly management fees in varying amounts to this related party pursuant to prior agreements approved by the stockholders of the Company. The agreement is on a month-to-month basis and can be cancelled at any time by the vote of management. Effective May 1, 2009, the monthly fee was increased to $9,200. Also included in management fees are monthly payments of $150 to another major stockholder of the Company for expense reimbursement. Included in general and administrative expenses were management fees totaling $106,200 and $94,200 for the years ended December 31, 2009 and 2008, and $28,050 and $23,550 for the three months ended March 31, 2010 and 2009, respectively.

Each of the two principal stockholders of the Company own companies that are our customers. Sales to these related parties totaled $165,314 and $264,867 for the years ended December 31, 2009 and 2008, respectively, or approximately 14% and 23%, respectively. Sales to these related parties totaled $46,240 and $45,796 for the three months ended March 31, 2010 and 2009, respectively, or approximately 16% and 16%, respectively. Accounts receivable from these related parties totaled $22,957, $44,969 and $53,183 at December 31, 2009 and 2008 and March 31, 2010, respectively.

See Note 3 for discussion of related party debt and interest expense.

NOTE 6 – CAPITAL STOCK

The Company’s preferred stock may have such rights, preferences and designations and may be issued in such series as determined by our Board of Directors. No shares were issued and outstanding at December 31, 2009 and 2008.

During the year ended December 31, 2009, we issued 1,000,000 shares of our common stock at $0.10 per share for $100,000 cash.

NOTE 7 – SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the years ended December 31, 2009 and 2008 and the three months ended March 31, 2010 and 2009, we had no non-cash financing and investing activities.

We paid cash for income taxes of $54,812 and $6,570 for the years ended December 31, 2009 and 2008, respectively. We paid cash for interest of $16,742 and $15,149 for the years ended December 31, 2009 and 2008, respectively.

We paid cash for income taxes of $10,600 and $0 for the three months ended March 31, 2010 and 2009, respectively. We paid cash for interest of $3,426 and $3,468 for the three months ended March 31, 2010 and 2009, respectively.

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Our financial instruments consist of cash, accounts receivable, accounts payable and notes payable. The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short-term nature of these items. The carrying amount of the notes payable approximates fair value because the interest rates on the notes approximate market rates of interest.

NOTE 9 – SIGNIFICANT CUSTOMERS

In addition to the sales to related parties discussed in Note 5, we had sales to one customer that accounted for approximately 12% and 10% of total sales for the years ended December 31, 2009 and 2008, and 10% and 14% for the three months ended March 31, 2010 and 2009, respectively.

GROTE MOLEN, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS PRESENTED AS OF MARCH 31, 2010 AND FOR THE THREE MONTHS
ENDED MARCH 31, 2010 AND 2009 ARE UNAUDITED)

NOTE 10 – RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued ASC Topic 105, Generally Accepted Accounting Principles. This standard establishes the ASC as the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied to nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this standard, the ASC superseded all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the ASC will become nonauthoritative. This standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009, or our quarter ended September 30, 2009. We implemented this standard with no material impact on our consolidated financial statements.

In June 2009, the FASB issued a new accounting standard that is included in ASC Topic 810, Consolidation, that changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. In January 2010, the FASB further amended ASC Topic 810 to address implementation issues related to changes in ownership provisions. These standards are effective at the start of a company’s first fiscal year beginning after November 15, 2009, or our fiscal year beginning January 1, 2010. The implementation of this standard did not have a material impact on our consolidated financial statements.

In May 2009, the FASB issued ASC Topic 855, Subsequent Events. This standard is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This disclosure is intended to alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The standard is effective for interim and annual periods ending after June 15, 2009, or our fiscal quarter ended June 30, 2009. The implementation of this standard did not have a material impact on our consolidated financial statements.

NOTE 11 – SUBSEQUENT EVENTS

We have evaluated events occurring after the date of our accompanying balance sheets through the date the financial statements were issued. We did not identify any material subsequent events requiring adjustment to our accompanying consolidated financial statements.

GROTE MOLEN, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS PRESENTED AS OF MARCH 31, 2010 AND FOR THE THREE MONTHS
ENDED MARCH 31, 2010 AND 2009 ARE UNAUDITED)

NOTE 12 – RESTATEMENT OF FINANCIAL STATEMENTS

The unaudited consolidated statement of operations for the three months ended March 31, 2010 has been restated to eliminate the foreign currency gain of $19,172 in other income (expense) and to reduce cost of sales by $19,172. This correction of an error to properly present supplier discounts had no effect on our previously issued consolidated financial statements through December 31, 2009 and had no effect on our previously issued consolidated balance sheet as of March 31, 2010 and on our consolidated statement of cash flows for the three months ended March 31, 2010. The effect on our previously issued statement of operations for the three months ended March 31, 2010 is summarized as follows:

	As Previously Reported	Correction	As Restated

Sales	$296,324	$-	$296,324

Cost of Sales	215,708	(19,172)	196,536

Gross Profit	80,616	19,172	99,788

Operating Costs and Expenses:
General and Administrative	59,569	-	59,569
Depreciation and Amortization	608	-	608

Total Operating Costs and Expenses	60,177	-	60,177

Income From Operations	20,439	(19,172)	39,611

Other Income (Expense):
Interest Expense - Related Parties	(4,492)	-	(4,492)
Foreign Currency Gain	19,172	(19,172)	-

Total Other Income (Expense)	14,680	(19,172)	(4,492)

Income Before Income Taxes	35,119	-	35,119

Provision for Income Taxes	8,283	-	8,283

Net Income	$26,836	$-	$26,836

Net Income Per Common Share -
Basic and Diluted	$0.00	$-	$0.00

Weighted Average Shares Outstanding -
Basic and Diluted	21,000,000	-	21,000,000